UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2023

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

388 Greenwich Street, New York, New York (Address of principal executive offices)		10013 (Zip Code)

(212) 559-1000

(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 formatted in Inline XBRL:  See Exhibit 99.1

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CITIGROUP INC.

Current Report on Form 8-K

Item 8.01. Other Events.

On February 16, 2023 (the Grant Date), the Compensation, Performance Management and Culture Committee of the Citigroup Inc. (Citi) Board of Directors (the Compensation Committee) approved incentive compensation awards for 2022 performance to Citi's Chief Executive Officer (CEO) Jane Fraser. In setting Ms. Fraser's incentive compensation for 2022, the Compensation Committee considered Ms. Fraser's individual performance, including the following highlights:

●	2022 was Ms. Fraser’s first full calendar year as our CEO. She has established a clear set of priorities for Citi to increase shareholder value over time. These priorities are Citi’s Transformation, Strategic Refresh, and Improved Culture and Talent. Execution of this strategy will generate improved returns over the medium-term.

●	Notwithstanding challenging macroeconomic and geopolitical developments, under Ms. Fraser’s leadership Citi made solid progress on each of our priorities, and the Compensation Committee recognizes the strategic direction that took shape during 2022.

o	Two of our major goals for 2022 were to put a strategic plan in place focused on five interconnected businesses designed to create long-term value for our shareholders and to simplify the firm. We made significant progress during 2022 towards these goals by:
◾	Closing sales of five consumer businesses in Australia, the Philippines, Thailand, Malaysia and Bahrain, including three in the fourth quarter of 2022.
◾	Making substantial progress in winding down our consumer business in Korea, reducing our overall exposure in Russia, and announcing the wind down of our consumer business in China.
◾	Signing four additional consumer markets sales in 2022 and working towards closing those in 2023.
◾	Re-segmenting the organization to align with Citi’s strategy.
o	During 2022 we also brought in very strong talent, met our representation goals, and strengthened our culture of enhanced accountability, excellence, and shareholder alignment across Citi.
o	Citi’s CEO has made the strengthening of Citi’s risk and control environment a strategic priority, and as a result of work to date, management has made progress on addressing the primary drivers of our risk management issues.
o	In addition to the foregoing, an ongoing priority for Citi management is the remediation of the issues identified in the Consent Orders issued in 2020 by the Federal Reserve Board and the Office of the Comptroller of the Currency. Citi provides both regulators on an ongoing basis information regarding its plans and progress, and continues to work constructively with the regulators to reflect their feedback on remediation efforts. The Citi Board of Directors has determined that our plans are responsive to our objectives and that we continue to make progress on our execution.
●	In making its determinations, the Compensation Committee considered Citi’s absolute and relative total shareholder returns for 2022, including the various elements of Citi’s executive compensation program that tie compensation to total shareholder returns.

●	In setting Ms. Fraser’s incentive compensation for 2022, in addition to the foregoing performance assessments, the Compensation Committee took into account competitive market levels of pay for CEOs of peer institutions.

Citi’s 2022 financial performance highlights included:

●	Revenues of $75.3 billion, up 5% from 2021.
●	Net income of $14.8 billion, down 32% from 2021.
●	Earnings per share of $7.00, down 31% from 2021.
●	The return of $7.3 billion in capital to Citi’s common shareholders, and a Common Equity Tier 1 Capital (CET1) ratio of 13.0%.

The Compensation Committee increased the portion of Ms. Fraser’s incentive compensation that will be paid in deferred Citi common stock awards from 20% in 2021 to 35% for 2022, and reduced the portion of Ms. Fraser’s incentive compensation that will be paid in cash from 30% to 15%. This change further aligns Ms. Fraser’s incentive compensation with the interests of shareholders.

For 2022, the Compensation Committee determined that Ms. Fraser’s compensation is $24.5 million, consisting of a flat base salary of $1.5 million and a total incentive award of $23 million as indicated in the following table.

CEO Compensation for 2022
Element	Form	Amount
Base Salary	Cash	$1.5 million
Cash Incentive	Cash (15% of total incentive award)	$3.45 million
Deferred Incentive	Deferred Stock (35% of total incentive award) Vests ratably over 4 years subject to performance conditions	$8.05 million
	Performance Share Units (PSUs) (50% of total incentive award) Vests based on equally weighted return on tangible common equity and tangible book value per share performance over 3 years	$11.5 million
Total		$24.5 million

Consistent with prior years, the number of shares of deferred stock granted for 2022 was determined by dividing the nominal amount awarded in deferred stock by the average of the closing prices of Citi common stock on the five business days immediately preceding the Grant Date ($50.904). The target number of PSUs was also determined by dividing the nominal amount awarded as PSUs by the same five-day average price.

Additional information regarding Citi’s incentive compensation programs, including an explanation of the material elements of the compensation for 2022 awarded to Ms. Fraser and the other named executive officers, will be presented in Citi’s 2023 Proxy Statement for the Annual Meeting of Stockholders, which is expected to be filed with the U.S. Securities and Exchange Commission in March 2023.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Citigroup Inc. securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 as of the filing date.

101	See the cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Dated: February 21, 2023
	By:	/s/ Brent McIntosh
Brent McIntosh
General Counsel and Corporate Secretary

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